Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
May 9, 2007	Ginny Dunn
7:00 A.M.	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
(240) 864-2643
ENTREMED REPORTS FIRST QUARTER 2007
FINANCIAL RESULTS
ROCKVILLE, MD — May 9, 2007 — EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported financial results for the three months ended March 31, 2007.
     The Company reported a net loss for the first quarter of approximately ($7.7 million), or ($0.09) per share, compared with a net loss of ($34.7 million), or ($0.53) per share, for the same period last year. The Company did not report any revenues for the first quarter 2007. As of March 31, 2007, the Company had cash and short-term investments of approximately $46.2 million.
     Dane R. Saglio, EntreMed Chief Financial Officer, reported on the first quarter results, “The significant decrease in our first quarter 2007 loss versus 2006 results from the Company’s acquisition of Miikana Therapeutics, Inc. in early 2006. Without the acquired in-process research and development charge of ($29.1 million), first quarter 2006 research & development and general & administrative expenses totalled ($5.8 million). In 2007, the first quarter total for these items was ($8.2 million). The 2007 increase is all recorded in research & development and reflects the cost of supporting our expanded clinical trial base. With the initiation of multiple Phase 2 clinical trials for two product candidates in 2006, we now have three product candidates in clinical development. We expect operational expenses to remain at similar levels or increase throughout 2007 as we continue the existing clinical programs and also bring additional product candidates towards clinical development.”
     James S. Burns, EntreMed President and CEO commented, “The Company remains on course operationally and with the advancement of our development candidates. We have two drug candidates (Panzem® NCD and MKC-1) in multiple Phase 2 oncology studies and a Phase 1 trial for ENMD-1198 in oncology. We are also continuing to make good progress on our preclinical pipeline with 2ME2 for the treatment of rheumatoid arthritis and a multi-kinase inhibitor in oncology heading towards IND filings later in 2007. Our operating expenses remain on budget, and we expect to achieve our remaining milestones for the first half of 2007.”
     As previously announced, Mr. James S. Burns will present a corporate overview at the Rodman & Renshaw 4th Annual Healthcare Conference being held May 14-15, 2007. Mr. Burns is scheduled to present on Monday, May 14, 2007 at 12:15 p.m. local time. The presentation will be web cast and will serve as the Company’s first quarter update. The presentation can be accessed through the Company’s web site at www.entremed.com. An archive will be available on the web site for approximately 90 days.
About EntreMed
     EntreMed, Inc. (NASDAQ: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, an oral cell cycle regulator, is in Phase 2 studies for cancer. ENMD-1198, a novel tubulin binding agent, is also in Phase 1 studies in advanced cancers. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
-more-

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
March 31,

	2007	2006
Total revenues	$0	$0

Research and development	$6,398,696	$4,011,100

General and administrative	$1,831,326	$1,816,694

Acquired in-process research and development	$0	$29,128,061

Net Loss	$(7,673,586)	$(34,710,703)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.09)	$(0.53)

Weighted average number of shares outstanding (basic and diluted)	84,015,999	66,297,950

Cash and Short-term Investments	$46,233,046	$50,124,388
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